Exhibit 99.1

FOR IMMEDIATE RELEASE	November 21, 2005

VALSPAR REPORTS FULL YEAR RESULTS

MINNEAPOLIS, MINNESOTA – The Valspar Corporation (NYSE–VAL), a leading coatings manufacturer, today reported net income for the fourth quarter ended October 28, 2005 of $50,966,000, a 26% increase over net income of $40,447,000 for the comparable period a year ago.  Diluted earnings per share for the fourth quarter of 2005 were $0.50 versus $0.38 per diluted share in last year’s fourth quarter. Last year’s results have been adjusted to reflect a 2-for-1 stock split effective September 23, 2005. Results of operations for the fourth quarters of fiscal 2004 and 2005 each included favorable items that generated after-tax benefits of approximately $0.04 per share. In addition, this year’s lower fourth quarter tax rate increased earnings by approximately $0.02 per share versus the comparable period a year ago. Sales for the fourth quarter increased 12.4% to $725,387,000 compared to $645,116,000 last year.

Net income for the full year was $147,618,000 or $1.42 per diluted share, compared with $142,836,000 or $1.35 per diluted share last year. Sales for the year increased 11.2% to $2,713,950,000 compared to $2,440,692,000 during fiscal 2004.

Commenting on this year’s results, William L. Mansfield, President and Chief Executive Officer, said “We are pleased to report record sales and earnings in 2005, a year in which we faced very difficult market conditions. We had strong performances in all of our businesses in the fourth quarter. We began the year with unprecedented raw material cost pressures and rising raw material costs remain our biggest challenge today. Nevertheless, we have made steady progress throughout the year in restoring margins while continuing to invest in future growth. Last quarter we announced a plan to rationalize our manufacturing capacity in order to increase productivity and improve service to our customers. Based on further development of the plan and our progress in completing its first phase, we now expect that this initiative will generate net charges to earnings of $0.05 to $0.06 per share in 2006 and annual savings of $0.10 to $0.12 per share starting in 2007. We believe that this and other strategic initiatives will position us for stronger growth and improved returns on capital.”

Note: Valspar will host a conference call on Monday, November 21st at 10:00 AM CST. The call can be heard live over the Internet at Valspar’s website at http://www.valspar.com under Investor Relations. Those unable to participate during the live broadcast can access an archive of the call on the Valspar website. A taped replay of the call can also be accessed by dialing 1-800-475-6701 in the U.S. or 320-365-3844 outside the U.S. beginning at 1:30 PM, using access code 802942.

For further information, contact Lori A. Walker, Vice President, Treasurer and Controller at Valspar / 612-375-7350.

This press release contains certain “forward-looking” statements. These forward-looking statements are based on management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, dependence of internal earnings growth on economic conditions and growth in the domestic and international coatings industry; risks related to any future acquisitions, including risks of adverse changes in the results of acquired businesses and the assumption of unforeseen liabilities; risks of disruptions in business resulting from the integration process and higher interest costs resulting from further borrowing for any such acquisitions; our reliance on the efforts of vendors, government agencies, utilities and other third parties to achieve adequate compliance and avoid disruption of our business; risks of disruptions in business resulting from the Company’s relationships with customers and suppliers; unusual weather conditions adversely affecting sales; changes in raw materials pricing and availability; delays in passing along cost increases to customers; changes in governmental regulation, including more stringent environmental, health and safety regulations; the nature, cost and outcome of pending and future litigation and other legal proceedings; the outbreak of war and other significant national and international events; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.

THE VALSPAR CORPORATION
COMPARATIVE CONSOLIDATED EARNINGS

For the Quarters Ended October 28, 2005 and October 29, 2004

	Fourth Quarter		Year-To-Date
(Dollars in thousands, except per share amounts)	(Unaudited)	(Unaudited)

	2005	2004	2005	2004

Net Sales	$725,387	$645,116	$2,713,950	$2,440,692
Cost of Sales	500,168	449,778	1,910,085	1,676,272
Operating Expenses	136,979	122,442	533,002	494,623

Income From Operations	88,240	72,896	270,863	269,797
Interest Expense	11,527	10,155	44,522	41,399
Other (Income)/ Expense, Net	788	(653)	621	(139)

Income Before Income Taxes	75,925	63,394	225,720	228,537
Income Taxes	24,959	22,947	78,102	85,701

Net Income	$50,966	$40,447	$147,618	$142,836

Net Income per Common Share-basic	$0.51	$0.39	$1.45	$1.39
Net Income per Common Share-diluted	$0.50	$0.38	$1.42	$1.35

Average Number of Shares O/S-basic	100,875,379	102,743,206	101,900,764	102,404,358
Average Number of Shares O/S-diluted	102,918,203	105,375,028	104,149,564	105,418,228

THE VALSPAR CORPORATION CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	October 28, 2005	October 29, 2004

Assets
Current Assets:
Cash and Cash Equivalents	$52,845	$54,143
Accounts Receivable, Net	462,396	411,635
Inventories	230,640	210,554
Other	119,323	125,983

Total Current Assets	865,204	802,315
Goodwill, Net	1,064,931	996,562
Other Assets, Net	403,206	406,950
Property, Plant & Equipment, Net	427,822	428,431

Total Assets	$2,761,163	$2,634,258

Liabilities and Stockholders’ Equity
Current Liabilities:
Notes Payable to Banks	$29,281	$168,208
Trade Accounts Payable	260,070	234,446
Income Taxes	58,120	45,254
Accrued Liabilities	278,160	270,303

Total Current Liabilities	625,631	718,211
Long Term Debt	706,415	549,073
Deferred Liabilities	368,025	366,611
Stockholders’ Equity	1,061,092	1,000,363

Total Liabilities and Stockholders’ Equity	$2,761,163	$2,634,258